Exhibit 99.1
                                                                    ------------



         FDA Responds to Biofield's Request for Reclassification of New
                   Breast Proliferation Rate Detection System

ATLANTA - PRNewswire-First Call - March 9, 2005

ATLANTA, March 9/PRNewswire-First Call/ -- Biofield Corp. (BULLETIN BOARD:
BZET), announced today that the U.S. Food and Drug Administration (FDA) has conducted a review of the Company's request for reclassification of the Biofield Breast Proliferation Rate Detection System that is intended as an adjunct that may support other modalities such as mammography, clinical breast exam, sonography, and MRI used in breast cancer diagnosis.

The FDA determined that the Biofield device does not meet the criteria for class I (General Controls) or class II (Special Controls) classification and therefore falls into Class III, for which 510(k) clearance does not apply, but rather approval must be sought through a PreMarket Approval ( PMA ).

David M. Long, Jr., MD, PhD, Chairman and CEO of Biofield Corp. stated, "The Company intends to meet shortly with the FDA to discuss regulatory pathways and data requirements. The Company plans to cooperate with the FDA in this process of moving forward under the format of a PreMarket Approval (PMA)."

Certain statements made in this press release should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management's belief, as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor"' provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as "believes," "anticipates," "appears," "expects," "should," "may," or words of similar import. Similarly, statements that describe the company's future plans, objectives, estimates or goals are also forward-looking statements. Such statements may address future events and conditions concerning, among other matters, (i) the ability of the company to obtain sufficient funding in order to maintain operations, complete its FDA application and have its equipment manufactured and (ii) the granting of approval by the FDA of the company's Breast Cancer Diagnostic System, which may not occur or, if it does, may not be timely. Additional factors which should be considered are set forth in the company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 2003 and Quarterly Report on Form 10-QSB for its fiscal quarter ended [September 30, 2004. Copies of such documents can be obtained from the EDGAR database Internet web site maintained by the Securities and Exchange Commission at http:/www.sec.gov/edgarhp.htm. The company undertakes no obligation to release publicly the results of any revisions to its forward-looking statements that may be made in this press release to reflect events or circumstances occurring after the date of this press release.

CONTACT: John D. Stephens Senior Vice President and Chief Operating Officer Biofield Corp. Phone: (770) 740-8180 Thomas Mikolasko Senior Vice President ROI Group Associates, Inc. Phone: (212) 495-0200 ext. 16 Fax: (212) 495-0745 E-mail:
tmikolasko@roiny.com

Biofield Corp.

                                       5